Exhibit 10.7

Agile Therapeutics, Inc.
101 Poor Farm Road
Princeton, NJ 08540
T: 609-683-1880
F: 609-683-1855
www.agiletherapeutics.com

March 12, 2014

Katie MacFarlane, PharmD

2840 27th St NW

Washington, DC 20008

Re:                             Employment Offer

Dear Katie:

On behalf of Agile Therapeutics, Inc. (the “Company”), I am pleased to offer you employment as Chief Commercial Officer reporting to the President and Chief Executive Officer of the Company.  The purpose of this letter is to set forth the terms of the offer.

1.                                      Your position will be as a regular employee commencing on March 17, 2014.  As a regular employee, you will be expected to devote the necessary business time and your best efforts to the performance of your duties and responsibilities to the Company, as these may be changed by the Company from time to time.  Although your employment will be based in the Company’s headquarters in Princeton, New Jersey, you may perform your duties and responsibilities from your home or other remote location as long as you make yourself available on reasonable notice and prearrangement to work in the Company’s offices, and it is also recognized that your position will require travel on Company business from time to time.

2.                                      Your annual base salary will be $180,000 (less applicable required withholding and deductions).  Your salary will be paid in accordance with the Company’s standard payroll policies.

3.                                      in the event you are terminated without cause by the Company, you are entitled to receive salary continuation payments for a period of 3 months following the date of termination, subject to execution of a release of all claims against the Company.  “Cause” is generally defined as the Company’s reasonable belief that one or more of the following have occurred: (i) habitual intoxication or abuse of a controlled substance; (ii) conviction of a felony involving moral turpitude: (iii) adjudication as an incompetent; (iv) breach of any material term set forth in the offer letter or the Non-Disclosure Agreement entered into by you; (v) violation in any material respect of the Company’s rules, regulations or policies; (vi) gross insubordination; (vii) engaging in any conduct, action or behavior that has had or may have a material adverse effect on your or the Company’s reputation; (ix) continued or repeated unexcused absence; or (x) misappropriation of Company funds or property, theft, embezzlement or fraud.

4.                                      The Company does not currently have a Company-wide performance-based cash bonus plan, but you will be eligible to participate when and if such a plan is instituted in the future.  In the meantime, you will be eligible for an annual bonus of up to 25% of your annual base salary based on your performance against corporate and individual objectives.  The Board of Directors or its Compensation Committee will determine whether and to what extent the objectives have been met.

5.                                      Subject to the approval of the Board of Directors, you will be granted a stock option under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”) exercisable for the purchase of 10,000 shares of the Company’s common stock.  The per-share exercise price of the stock option will be the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board of Directors.  The stock option will vest as follows, provided that you continue to be employed by the Company on each respective vesting date: 25% on the first anniversary date of the commencement date of your employment, and the balance in 36 substantially equal monthly installments beginning in the thirteenth month after the commencement date of your employment, and vesting will accelerate upon a Change of Control of the Company (as defined in the Plan).  The stock option will be subject to the terms of the Plan and a stock option agreement to be executed by you as a condition to the grant.

6.                                      You will be entitled to three weeks’ paid vacation each year, accruing in accordance with the policies established by the Company from time to time.  You will also be entitled to participate in the Company’s other employee benefit plans as they are generally made available to other employees of similar status and service, including the right to participate in Company-sponsored medical and dental insurance plans.  You will be eligible for enrollment in Company-sponsored medical and dental insurance plans.  These benefits, as well as all other Company compensation and benefit programs, are subject to change from time to time as deemed appropriate and necessary by the Company.

7.                                      You will be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred in connection with performing services for the Company, provided that you incur and account for those expenses in accordance with the Company’s policies and procedures as then in effect.

8.                                      As a condition of employment, you will be required to sign the Company’s standard form of Nondisclosure, Invention Assignment and Noncompetition Agreement.  By accepting this offer, you agree that you will not bring with you to the Company, or use in any way during your employment with the Company, any confidential information, trade secrets or proprietary materials or processes of any former employer, entity, trust or individual for which you have performed services.  You further confirm that by accepting this offer you will not breach any contract, agreement or other instrument to which you are a party or are bound.

9.                                      Please note that this letter and your response do not create a contract or promise of employment for a definite period of time.  Therefore, you are free to resign for any reason or for no reason.  Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause. We do request, however, that you give reasonable notice if you decide to terminate your employment with us.

10.                               You will be subject to and expected to abide by the Company’s policies and procedures, as these may be changed from time to time.

11.                               This offer expires at 5:00 p.m. on March 17, 2014, if not accepted by then.

12.                               This offer is subject to successful completion of a pre-employment background check and documentation of eligibility to work in the United States, to be completed as soon as possible following your acceptance of this offer.

13.                               In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this letter agreement or otherwise) provided to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the parachute payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to you without resulting in any portion of such parachute payments being subject to such excise tax.

By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.

Acceptance of this offer should be acknowledged by signing a copy of this letter and returning it to me.  Again, let me indicate how pleased we all are to extend this offer and how much we look forward to working with you as a Company employee.

Sincerely,

/s/ Al Altomari

Al Altomari
President and
Chief Executive Officer

Accepted and agreed:

/s/ Kathryn L. MacFarlane
Katie MacFarlane

Date: March 12, 2014